ADVERTISING AGREEMENT

The following terms and conditions define the Agreement by and between My Personal Salon, Inc., a Delaware corporation, ("Company"), and Virtual Internet Services, Inc., a corporation organized in the state of California ("Agency").

WHEREAS, Agency is an Internet and telemarketing organization engaged in the business of (a) hosting and maintaining corporate websites; (b) operating an Internet Yellow Pages directory at www.vypd.com; and (c) soliciting orders for sales of products and services through telemarketing representatives, and the Agency desires to be appointed to provide these services to the Company, and;

WHEREAS, the Company is engaged in the business of providing hair and beauty products and services to consumers, and the Company is willing to make such appointment;

NOW, THEREFORE, that for and in consideration of the mutual promises contained herein, the parties hereto agree as follows:

5)      RESPONSIBILITIES OF AGENCY. Agency is only authorized to act as an agent to:

a)      Host and maintain the Company's website and email at www.mypersonalsalon.com , and

b)      Upgrade the design and usability of the Company's website, and

c)      Provide regularly scheduled updates to the website to maintain a unique user experience, and

d)      Place Company advertising in aggressive rotation throughout targeted areas of the www.vypd.com website, and

e)      Engage in one, one week telemarketing campaign per quarter in behalf of and at the direction of the Company, and

f)        Provide operational and customer service support for all Internet sales.

6)      COMPENSATION PROVIDED BY COMPANY. For the services, duties and intangibles to be rendered and performed by the Agency during the Engagement Period, the Company agrees to pay the Agency as good, valuable and sufficient consideration the following:

a)      The sum of 668,558 shares of the Company's common stock, subject to piggyback registration rights pursuant to Section 3 herein. The parties agree that the value of the shares shall be $50,141.85, and that the transfer of the shares shall reflect advance payment for the monthly services provided by VIS to the Company as described in Section 1(a)-(d), and

b)      A sales commission of twenty percent (20%) of all revenue received from the sale of products and services generated by the telemarketing campaigns, and

c)      An operational and customer support fee of five percent (5%) of all revenue received from all Internet sales of the products and services.

7)      PIGGY BACK REGISTRATION RIGHTS. Agency is granted piggy-back registration rights on any Registration Statement filings made by the Company provided, however, that such piggy-back registration rights shall terminate after the date which is one year after the date that the first such Registration Statement covering the Registrable Securities is declared effective by the Commission or such earlier date when all Registrable Securities covered by such Registration Statement have been sold or may be sold without volume restrictions pursuant to Rule 144(k) promulgated under the Securities Act, as determined by the counsel to the Company pursuant to a written opinion letter to such effect, addressed and acceptable to the Company's transfer agent.

8)      TERMS OF COMPENSATION. Agency further understands and agrees as follows: (a) that commissions, at the aforesaid rate, are earned by and payable to Agency only on orders which were solicited and obtained by Agency,and after receipt by the Company of payment for said orders from Clients,(b) that such commissions are earned by Agency on orders which are acceptable and approved by Company, and Company reserves and is entitled, at its sole discretion, to determine whether an order is acceptable or whether the same shall be refused and rejected, and Company shall also be entitled to determine and fix the date of delivery; (c) that in the event any Client is credited for the return of merchandise upon any grounds which Company in its sole discretion, determines proper, any commissions credited or paid to Agency thereon shall be deducted from any and all commissions thereafter that should become payable to said Agency and any commission paid, advanced or credited to Agency on accounts which are thereafter deemed by Company as uncollectible shall be deducted from any commissions thereafter to be payable to said Agency; (d) that all orders for said products and services so obtained by Agency shall be sent directly to Company for acceptance or rejection, and Agency shall have no right or authority to accept or purport to accept or approve any such order or orders on behalf of Company, and only after Company has received such order shall it be determined whether same are acceptable or rejected.

9)      COLLECTION OF ACCOUNTS.  Agency agrees that in the event that a Client account is thirty days or more in arrears, Company has the sole discretion to close the account and/or to utilize external means to enforce payment of said account, including the use of collection agencies or litigation. In the event that external collection means are used by Company, Agency understands and agrees that it may participate in the collection proceedings or withdraw from the account under the following terms and conditions: (a) maintain ownership of the commissions owed by contributing to Company a percentage of collection costs corresponding to the percentage of commission owed on the project, or; (b) surrender ownership of commissions due by refusing to contribute to the cost of collection of the account.

10)  ENGAGEMENT PERIOD.  That this Agreement shall commence on the date of its final execution and remain in effect, (unless earlier terminated under the provisions of this Agreement) on an ongoing basis for the period of one year.

11)  CANCELLATION. That this Agreement may be terminated only by the mutual consent of both parties. In the event of any default of any material obligation by or owed by a party pursuant to this Agreement, then the other party may provide written notice of such default and if such default is not cured within thirty (30) days of the written notice, then the non-defaulting party may terminate this Agreement. Upon termination of the Agreement due to default by VIS, VIS shall transfer, assign and make available to Company all property and materials in its possession, subject to Company's payment of all amounts due to VIS, pursuant to Section 4 of this Agreement.

12)  NON-CIRCUMVENTION. Agency does hereby irrevocably agree not to circumvent, avoid or bypass Company, either directly or indirectly, in order to avoid payments of fees, or otherwise benefit, either financially or otherwise, from information supplied to it by Company, or through any form of relationship with the Company's Clients, Suppliers or representatives.

13)  NON-COMPETITION. During the term hereof and for a period of one year thereafter, Agency shall not compete, directly or indirectly with the Company, or interfere with, disrupt or attempt to disrupt, the relationship, contractual or otherwise, between the Company and any customer, client, supplier, consultant or employee of the company, including, without limitation, employing or being an investor (representing more that a 5% equity interest) in, or officer, director, or consultant to any person or entity which employs any former key or technical employee whose employment with the Company was terminated after the date which is one year prior to the date of termination of the Agency's engagement therewith. Any activity competitive with an activity engaged in by the Company shall mean performing services (whether as a consultant, paid or unpaid, employee, officer, director, partner or sole proprietor) for any person or entity engaged in the business then engaged in by the Company. It is the desire and intent of the parties that the provisions of this agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular portion of this agreement shall be adjudicated to be invalid or unenforceable, this agreement shall be deemed amended to delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of this agreement in the particular jurisdiction in which the adjudication is made.

14)NONDISCLOSURE. Agency recognizes and acknowledges that the Company's trade secrets and proprietary information and processes, as they may exist from time to time, are valuable, special and unique assets of the Company's business, access to and knowledge of which are essential to the performance of Agency's duties hereunder. Agency will not, during or after his term of engagement by the Company, in whole or in part, disclose such secrets, information or processes to any person, firm, corporation or association or other entity for any reason or purpose whatsoever, nor shall the Agency make use of any such property for his own purposes or for the benefit of any person, firm, corporation or entity under any circumstances during or after the term of his engagement. These restrictions shall not apply to any such trade secrets, information, and/or processes that are part of the public domain, provided that the Agency was not the cause, directly or indirectly, of them entering the public domain without the Company's consent. Agency agrees to hold as the Company's property, all memoranda, books, papers, letters, formulas, data about the Company's clients and/or customers, and all copies thereof and therefrom, in any way related to the Company's business and affairs, whether made by him or otherwise coming into his possession, and upon termination of his engagement with the Company, or on demand made by the Company, at any time, to deliver and surrender all copies of same to the Company.

15)NOTICES. All communications required under this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States express, certified or registered mail, postage prepaid to the corporate headquarters of Company and the legal mailing address of Agency.

16)  Governing Law; Venue.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to the principles of conflicts of laws applied thereby.  The parties hereby agree that any disputes arising hereunder shall be brought before any court of competent jurisdiction sitting in the County of Orange, State of California.

17)  ATTORNEY'S FEES AND LITIGATION COSTS. If any arbitration proceeding or other legal action is brought for the enforcement of this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees and other costs incurred in such arbitration proceeding or other legal action, in addition to any other relief to which it is entitled.

18)  ENTIRE AGREEMENT. This Agreement represents the entire Agreement of the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements, understandings, discussions, negotiations and commitments of any kind. This Agreement may not be amended or supplemented, nor may any rights hereunder be waived, except in a writing signed by each of the parties affected thereby.

IN WITNESS WHEREOF, the parties hereto have executed this Independent Agency Agreement as of the day and year written below.

My Personal Salon, Inc.	Agency
Stephen Davis, CEO, September 2, 2001	David Rice, Sr. Vice President, September 2, 2001